Filed Pursuant to Rule 433

Registration No. 333-182215-04

***$1.5Bn Fifth Third Auto Trust (FITAT) 2014-2***

JT-LEADS:  Citi (struc), Morgan Stanley, RBC and RBS

CO-MGR:  Fifth Third Securities

Cls	Amt ($mm)	WAL	S&P/M	EXPCT	LEGAL	BMK	Sprd	Yld	Px	Cpn
A-1	392.00	0.34	A-1+/P-1	2/15/15	6/15/15	YIELD		0.190	100.00000	0.19
A-2-A	279.00	1.15	AAA/Aaa	3/15/16	4/17/17	EDSF	16	0.460	99.98901	0.45
A-2-B	279.00	1.15	AAA/Aaa	3/15/16	4/17/17	1mL	16		100.00000
A-3	417.00	2.35	AAA/Aaa	7/15/17	11/15/18	I-SWAPS	21	0.899	99.98295	0.89
A-4	133.00	3.36	AAA/Aaa	11/15/17	12/15/20	I-SWAPS	27	1.385	99.99664	1.38

TRADE	: 6/4/14
PRICING SPEED	:1.3 ABS 10% cleanup
EXPECTED SETTLE	: 6/11/14
FIRST PAYMENT	: 7/15/14
REGISTRATION	: SEC/PUBLIC
ERISA	: YES
MIN DENOMINATION	: 1k x 1k
BLOOMBERG TICKER	: FITAT 2014-2
BILL & DELIVER	: Citigroup
CUSIPS	:

A-1     31679K AA8

A-2A  31679K AB6

A-2B  31679K AC4

A-3     31679K AD2

A-4     31679K AE0

AVAILABLE INFORMATION:

*	Preliminary Offering Memorandum (attached)
*	Intex Password/CDI file (attached) Deal Name: FTBA1402 Password: 2JBY
*	Netroadshow www.netroadshow.com<http://www.netroadshow.com>

Password: fitat142

For information purposes only. This is not a confirmation. Trade details are subject to terms and conditions contained in our official confirmation. We may make markets, buy/sell as principal or have a position in financial products herein. An employee may be a director of, and we may perform or solicit investment banking or other services from any company herein. We do not guarantee that this information is accurate, complete or that any returns indicated will be achieved. Price/availability is subject to change. This is not an offer to sell or a solicitation of any offer to buy any financial product. Changes to assumptions may have material impact on returns. For info, please contact your rep.